CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 (the "Registration Statement") of our reports dated February 12, 2008 relating to the financial statements and financial highlights which appear in the December 31, 2007 Annual Reports to Shareholders of the T. Rowe Price Developing Technologies Fund, Inc. and the T. Rowe Price Science & Technology Fund, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Statements" and "Financial Statements of the Acquired Fund and the Acquiring Fund" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Baltimore, MD

July 28, 2008